EXHIBIT 99.1

meridian BIOSCIENCE™

LIFE DISCOVERED. LIFE DIAGNOSED.

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER 2018 OPERATING RESULTS, DECLARES REGULAR THIRD QUARTER CASH DIVIDEND, AND REAFFIRMS FISCAL 2018 GUIDANCE

CINCINNATI, July 31, 2018 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today:

GENERAL HIGHLIGHTS

•
Reported record fiscal 2018 third quarter and first nine months net revenues of $51.7 million and $160.5 million, respectively, increases of 3% and 6%, respectively, from the same periods of the prior fiscal year;

•
reported third quarter operating income of $8.7 million (including $2.1 million of costs associated with executive transition and realignment, and litigation), an increase of 103% from the same period of the prior fiscal year, which included a $6.6 million non-cash goodwill impairment charge;

•
reported nine months operating income of $24.5 million (including $8.5 million of costs associated with executive transition and realignment, and litigation), a decrease of 14% from the same period of the prior fiscal year, which included a $6.6 million non-cash goodwill impairment charge;

•
reported third quarter net earnings of $6.8 million, or $0.16 per diluted share, on a GAAP basis, compared to $0.2 million, or $0.01 per diluted share, in the fiscal 2017 third quarter, which included the effect of a goodwill impairment charge.  On a non-GAAP basis, earnings were $7.7 million, or $0.18 per diluted share, increases of 12% and 13%, respectively, compared to the fiscal 2017 third quarter.  Non-GAAP basis earnings exclude the effect of executive transition and realignment costs, litigation costs and certain one-time tax effects of the recently-enacted U.S. Tax Cuts and Jobs Act (the "tax reform act") in fiscal 2018, and the effect a goodwill impairment charge in fiscal 2017 (see non-GAAP financial measures reconciliation below);

•
reported first nine months net earnings of $18.4 million, or $0.43 per diluted share, on a GAAP basis, increases of 16% compared to the same period of fiscal 2017.  On a non-GAAP basis, earnings were $23.1 million, or $0.54 per diluted share, increases of 3% and 2%, respectively, compared to the same period of fiscal 2017.  Non-GAAP basis earnings exclude the effect of executive transition and realignment costs, litigation costs and certain one-time tax effects of the tax reform act in fiscal 2018, and the effect a goodwill impairment charge in fiscal 2017 (see non-GAAP financial measures reconciliation below);

•	declared the regular quarterly cash dividend of $0.125 per share for the third quarter of fiscal 2018 (annual indicated rate of $0.50 per share); and

•	reaffirmed its fiscal 2018 guidance of per share diluted earnings of between $0.69 and $0.72 on a non-GAAP basis on net revenues of $209 million to $214 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2018	2017	% Change	2018	2017	% Change
Net Revenues	$51,737	$50,140	3%	$160,471	$151,074	6%
Operating Income	8,735	4,304	103%	24,474	28,575	-14%
Net Earnings	6,825	240	NMF(1)	18,415	15,831	16%
Diluted Earnings per Share	$0.16	$0.01	NMF(1)	$0.43	$0.37	16%
Diluted Earnings per Share
excluding effect of executive transition and
realignment costs, litigation costs and certain
effects of tax reform legislation (fiscal 2018)
and goodwill impairment charge (fiscal 2017)
(see non-GAAP financial measures
reconciliation)	$0.18	$0.16	13%	$0.54	$0.53	2%

(1) Non meaningful figure.
	June 30,
	2018	2017
Cash and Equivalents	$57,930	$55,253
Working Capital	115,778	109,188
Long-term Debt	51,297	55,763
Shareholders' Equity	175,127	167,549
Total Assets	253,983	245,143

COMPANY COMMENTS

Jack Kenny, Chief Executive Officer, commented, "We delivered a solid quarter with top- and bottom-line growth in the third quarter.  Overall revenues increased 3%, with Diagnostics revenues growing 1% in the quarter year-over-year (flat on a constant currency basis), while Life Science revenues increased 8% (7% on a constant currency basis).  Non-GAAP diluted earnings per share increased $0.02 in the quarter, from $0.16 to $0.18.  Year-to-date Diagnostics revenues advanced 6% (4% on a constant currency basis), while Life Science revenues increased 8% (6% on a constant currency basis).  Non-GAAP diluted earnings per share for the nine-month period were $0.54, compared to $0.53 a year ago.

Our Diagnostics Segment performed respectably during the quarter.  Product line highlights include single-digit growth in our H. pylori product line, and double-digit growth in our respiratory and Magellan lead testing product lines. This growth was largely offset by declines in our C. difficile and foodborne product lines. We are encouraged by the fiscal year-to-date revenue growth of 6% (4% on a constant currency basis).  Furthermore, we remain committed to working closely with the FDA regarding the use of venous blood with Magellan's LeadCare® Testing Systems.  Enhancements to Magellan's quality system continue, as does work with the FDA in efforts to regain our claim for use of venous blood on the testing systems.

Our Life Science Segment continues to perform well, with our molecular and immunological reagents product lines posting revenue growth of 8% and 9%, respectively, in the quarter.  Performance in Asia-Pacific markets, led by our growth efforts in China, continues to be strong with revenues in China increasing nearly 20% over the comparable quarter of the prior fiscal year. Life Science is having a good year with revenue growth of 8% (6% on a constant currency basis) year-to-date and is progressing with the reorganization of its commercial units to better leverage the full Life Science menu to customers.

We recently submitted our de novo 510(k) for illumigene CMV to the FDA, and we expect to launch our illumigene CMV, the first molecular test to detect cytomegalovirus in newborns, in early calendar year 2019.  We continue to work on our H. pylori/Clarithromycin resistance assay and have identified improvements that we believe will enhance the workflow and the cost effectiveness of the test for the customer. In light of these changes, we are re-evaluating our clinical trial dates.  We are making modifications to our Curian™ offering, which leverages both optical and fluorescent technologies. We believe these modifications will accelerate adoption with an expanded menu of multiple assays, and Curian is now expected to launch in early calendar year 2020.

We have been focused on streamlining the organization and consolidating activities within our two segments, Diagnostics and Life Science.  These efforts are starting to yield savings and efficiencies, which we intend to reinvest in the business. We continue to look at opportunities to further improve operational efficiencies across the business. Additionally, we are evaluating and pursuing opportunities to improve and expand our competitive position in both the Diagnostics and Life Science segments.  Our research and development program is a critical element of this effort and we are currently evaluating all aspects of our R&D program and are committed to increasing its effectiveness.  We look forward to sharing the core results of this process in the fall."

Mr. Kenny continued, "As we enter the fourth quarter of fiscal 2018, both our Diagnostics and Life Science segments remain on track to perform in-line with expectations.  We are reaffirming our revised fiscal 2018 guidance.  Looking ahead to fiscal 2019 and beyond, we remain enthusiastic about the prospects for Meridian as we prepare to move forward on a clear growth strategy."

TAX REFORM IMPACT

Our GAAP net earnings for the year include the effects of the U.S. Tax Cuts and Jobs Acts (the "tax reform act") signed into law during December 2017. Included therein are (i) a benefit of approximately $2.4 million ($0.05 per diluted share) primarily related to the re-measurement of our U.S. net deferred tax liabilities ($1.7 million, or $0.04 per diluted share, in the first quarter and $0.7 million, or $0.02 per diluted share, in the third quarter); and (ii) a provisional charge of approximately $850,000 ($0.02 per diluted share) in the first quarter for the mandatory U.S. repatriation transition tax. Excluding these items, we are estimating our effective tax rate to be in the range of 27% to 28% on a normalized basis during fiscal 2018. Approximately 25% of our cash is held outside of the U.S. At this time, we do not expect to repatriate large amounts of cash.

Looking to fiscal 2019 and beyond, upon completing strategic planning activities this summer, we will determine the extent to which future savings resulting from tax reform will be utilized to increase R&D spending and for other initiatives, such as to fund increases in entry level wages.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.125 per share for the third quarter ended June 30, 2018.  The dividend is payable on August 20, 2018 to shareholders of record as of the close of business on August 10, 2018.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings on both a GAAP and non-GAAP basis, cash flow requirements and future business developments, including any acquisitions and other factors deemed relevant by the Board.

FISCAL 2018 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2018, management expects net revenues to be in the range of $209 million to $214 million, and non-GAAP net earnings per diluted share to be between $0.69 and $0.72 per share.  Non-GAAP earnings per share for fiscal year 2018 excludes the impact of litigation costs, executive transition and realignment costs, potential future costs associated with the realignment of our organizational structure and the one-time benefit of tax reform, namely the re-measurement of deferred tax liabilities and the repatriation transition tax.  Several of these excluded amounts pertain to events that have not yet occurred and are not currently possible to estimate with a reasonable degree of accuracy and could differ materially. Therefore, no reconciliation to GAAP amounts has been provided.

These per share estimates assume an increase in average shares outstanding from approximately 42.6 million at fiscal 2017 year-end to approximately 42.8 million at fiscal 2018 year-end.

The revenue and earnings guidance provided in this press release is derived from expected internal growth and does not include the impact of any acquisitions the Company may complete during fiscal 2018.

FINANCIAL CONDITION

The Company's financial condition remains sound.  At June 30, 2018, current assets were $140.2 million compared to current liabilities of $24.4 million, resulting in working capital of $115.8 million and a current ratio of 5.7.  Cash and equivalents were $57.9 million, and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company's bank-debt obligations, all of which were incurred in connection with the 2016 acquisition of Magellan, totaled $51.3 million as of June 30, 2018.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2018 and fiscal 2017.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net revenues	$51,737	$50,140	$160,471	$151,074
Cost of sales	19,781	18,994	62,160	57,412
Gross profit	31,956	31,146	98,311	93,662

Operating expenses
Research and development	4,259	3,964	13,245	11,512
Selling and marketing	8,504	7,961	25,962	23,645
General and administrative	8,377	8,289	26,155	23,302
Executive transition and realignment costs	913	-	5,105	-
Litigation costs	1,168	-	3,370	-
Goodwill impairment charge	-	6,628	-	6,628
Total operating expenses	23,221	26,842	73,837	65,087

Operating income	8,735	4,304	24,474	28,575
Other expense, net	(115)	(358)	(972)	(780)
Earnings before income taxes	8,620	3,946	23,502	27,795
Income tax provision	1,795	3,706	5,087	11,964
Net earnings	$6,825	$240	$18,415	$15,831

Net earnings per basic common share	$0.16	$0.01	$0.44	$0.38
Basic common shares outstanding	42,349	42,203	42,307	42,184

Net earnings per diluted common share	$0.16	$0.01	$0.43	$0.37
Diluted common shares outstanding	42,758	42,593	42,712	42,556

The following table sets forth the unaudited segment data for the interim periods in fiscal 2018 and fiscal 2017 (in thousands).

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net revenues
Diagnostics	$36,368	$35,949	$113,640	$107,529
Life Science	15,369	14,191	46,831	43,545
	$51,737	$50,140	$160,471	$151,074
Operating Income
Diagnostics(1)	$7,166	$914	$22,926	$17,152
Life Science	3,647	3,388	10,007	11,226
Executive Transition and Realignment Costs, and Litigation Costs	(2,081)	-	(8,475)	-
Eliminations	3	2	16	197
	$8,735	$4,304	$24,474	$28,575

(1)Fiscal 2017 periods include a goodwill impairment charge of $6.6 million.

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on net earnings, basic earnings per share and diluted earnings per share excluding the effects of executive transition and realignment costs, litigation costs, goodwill impairment charge, and certain one-time tax effects of the tax reform act.  We have provided in the tables below reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of these non-routine items, for the third quarters and nine month periods ended June 30, 2018 and June 30, 2017.

We believe this information is useful to an investor in evaluating our performance because:
1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

These non-GAAP measures may be different from non-GAAP measures used by other companies.  In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP.  Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

THIRD QUARTER AND NINE MONTH YEAR-TO-DATE
GAAP TO NON-GAAP RECONCILATION TABLES
(In Thousands, Except per Share Data)

	Three Months			Nine Months
	Ended June 30,			Ended June 30,
	2018	2017		2018		2017
Net Earnings -
U.S. GAAP basis	$6,825	$240		$18,415		$15,831
Executive transition and realignment costs*	685	-		3,737		-
Litigation costs*	864	-		2,467		-
Goodwill impairment charge	-	6,628		-		6,628
One-time benefit from tax law change	(652)	-		(2,347)		-
Repatriation transition tax	-	-		854		-
Adjusted Earnings	$7,722	$6,868		$23,126		$22,459

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.16	$0.01		$0.44		$0.38
Executive transition and realignment costs	0.02	-		0.09		-
Litigation costs	0.02	-		0.06		-
Goodwill impairment charge	-	0.16		-		0.16
One-time benefit from tax law change	(0.02)	-		(0.06)		-
Repatriation transition tax	-	-		0.02		-
Adjusted Basic EPS	$0.18	$0.16	**	$0.55		$0.53	**

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.16	$0.01		$0.43		$0.37
Executive transition and realignment costs	0.02	-		0.09		-
Litigation costs	0.02	-		0.06		-
Goodwill impairment charge	-	0.16		-		0.16
One-time benefit from tax law change	(0.02)	-		(0.05)		-
Repatriation transition tax	-	-		0.02		-
Adjusted Diluted EPS	$0.18	$0.16	**	$0.54	**	$0.53

* Net of tax.
**	Does not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with the ramp up of new products could cause actual results to differ from expectations.  Meridian relies on proprietary, patented and licensed technologies.  As such, the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs, including legal expenses, and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar, compliance with anti-corruption laws, tariffs, trade wars, and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the outcome of goodwill impairment testing and the impact of possible goodwill impairments on Meridian's earnings and financial results.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems, and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  Meridian cannot predict the outcome of changes in business strategy or plans, legal proceedings or developments. In the past, the Company has identified a material weakness in our internal control over financial reporting, which has been remediated, but the Company can make no assurances that a material weakness will not be identified in the future, which if identified and if not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements.  In addition to the factors described in this paragraph, as well as those factors identified from time to time in our filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.  Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.
Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing.  We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

Contact:
Jack Kenny
Chief Executive Officer
Meridian Bioscience, Inc.
Phone:  513.271.3700
Email: mbi@meridianbioscience.com

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